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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                           InSite Vision Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   457660 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 16, 1999
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                  SCHEDULE 13G

--------------------------                             -------------------------
CUSIP NO. 457660 10 8                                  PAGE   2   OF    9  PAGES
--------------------------                             -------------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      (ENTITIES ONLY)

      Pharmacia & Upjohn AB
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)  [  ]

                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Sweden
--------------------------------------------------------------------------------
                  5.    SOLE VOTING POWER
  NUMBER OF             1,095,506
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.    SHARED VOTING POWER
  OWNED BY              -0-
    EACH          --------------------------------------------------------------
 REPORTING        7.    SOLE DISPOSITIVE POWER
   PERSON               1,095,506
    WITH:         --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER
                        -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,095,506
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                           [  ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                             -------------------------
CUSIP NO. 457660 10 8                                  PAGE   3   OF    9  PAGES
--------------------------                             -------------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      (ENTITIES ONLY)

      Pharmacia & Upjohn Holdings B.V.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)  [  ]

                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Netherlands
--------------------------------------------------------------------------------
                  5.    SOLE VOTING POWER
  NUMBER OF             1,095,506
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.    SHARED VOTING POWER
  OWNED BY              -0-
    EACH          --------------------------------------------------------------
 REPORTING        7.    SOLE DISPOSITIVE POWER
   PERSON               1,095,506
    WITH:         --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER
                        -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,095,506
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                           [  ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                             -------------------------
CUSIP NO. 457660 10 8                                  PAGE   4   OF    9  PAGES
--------------------------                             -------------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      (ENTITIES ONLY)

      Pharmacia & Upjohn Inc.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)  [  ]

                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5.    SOLE VOTING POWER
  NUMBER OF             1,095,506
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.    SHARED VOTING POWER
  OWNED BY              -0-
    EACH          --------------------------------------------------------------
 REPORTING        7.    SOLE DISPOSITIVE POWER
   PERSON               1,095,506
    WITH:         --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER
                        -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,095,506
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                           [  ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      CO, HC
--------------------------------------------------------------------------------

CUSIP Number: 457660 10 8                                           Page 5 of 9


ITEM 1

         (a). NAME OF ISSUER: InSite Vision Incorporated, a Delaware corporation ("InSite").

         (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 965 Atlantic Avenue, Alameda, California 94501.


ITEM 2.

         (a). NAME OF PERSON FILING: Pharmacia & Upjohn AB, a Swedish corporation ("P&U AB"), Pharmacia & Upjohn Holdings B.V., a "check the box" entity incorporated in the Netherlands ("P&U BV") and Pharmacia & Upjohn, Inc., a Delaware corporation ("P&U Inc.", and together with P&U AB and P&U BV, the "Reporting Persons").

         (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE: The principal business address of P&U AB is Pharmacia & Upjohn AB, S-171 97 Stockholm, Sweden. The principal business address of P&U BV is Pharmacia & Upjohn Holdings B.V., Houttuinlaan 4, NL - 3447 GM Woerden, the Netherlands. The principal business address of P&U Inc. is Pharmacia & Upjohn, Inc., 95 Corporate Drive, Bridgewater, New Jersey 08807.

         (c). CITIZENSHIP: P&U AB, is a Swedish corporation, P&U BV is a "check the box" entity incorporated in the Netherlands and P&U Inc. is a Delaware corporation.

         (d). TITLE OF CLASS OF SECURITIES: Common stock, par value $0.01 per share (the "Shares").

         (e).  CUSIP NUMBER:  457660 10 8


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a).  [ ]   Broker or dealer registered under Section 15 of
                     the Exchange Act;

         (b).  [ ]   Bank as defined in Section 3(a)(6) of the Exchange
                     Act;

CUSIP Number: 457660 10 8                                           Page 6 of 9


         (c).  [ ]   Insurance company as defined in Section 3(a)(19)
                     of the Exchange Act;

         (d).  [ ]   Investment company registered under Section 8 of
                     the Investment Company Act;

         (e).  [ ]   An investment advisor in accordance with Rule 13d-
                     1(b)(1)(ii)(E);

         (f).  [ ]   An employee benefit plan or endowment fund in
                     accordance with Rule 13d-1(b)(1)(ii)(F);

         (g).  [ ]   A parent holding company or control person in
                     accordance with Rule 13d-1(b)(1)(ii)(G);

         (h).  [ ]   A savings association as defined in Section 3(b)
                     of the Federal Deposit Insurance Act;

         (i).  [ ]   A church plan that is excluded from the definition
                     of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j).  [ ]   Group in accordance with Rule 13d-1(b)(1)(ii)(j).


         If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]


ITEM 4.  OWNERSHIP.

         (a). P&U AB beneficially owns 1,095,506 Shares of InSite. P&U BV and P&U Inc. may be each deemed to beneficially own 1,095,506 Shares of InSite.

         (b). The percentage interest held by each Reporting Person presented below is based on the number of Shares that InSite represented to the Reporting Persons to be issued and outstanding on February 16, 1999, as adjusted to give effect to the issuance of the Shares to the Reporting Persons by InSite (the "Outstanding Shares").

              P&U AB beneficially owns approximately 6.0% of the Outstanding Shares. P&U BV and P&U Inc. may be each deemed to beneficially own approximately 6.0% of the Outstanding Shares.

CUSIP Number: 457660 10 8                                          Page 7 of 9



         (c). Each Reporting Person has the power to vote or direct the vote and dispose or direct the disposition of the Shares beneficially owned by such Reporting Persons as indicated in pages 2 through 4 above.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON.

         Not Applicable.


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE
         PARENT HOLDING COMPANY.

         See Exhibit 99.2.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE
         GROUP.

         Not Applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

CUSIP Number: 457660 10 8                                          Page 8 of 9



ITEM 10. CERTIFICATION.

              By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP Number: 457660 10 8                                          Page 9 of 9



                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: February 26, 1999


                                      PHARMACIA & UPJOHN AB


                                      By: /s/ Don W. Schmitz
                                         ---------------------------------
                                         Title: Attorney-In-Fact



                                      PHARMACIA & UPJOHN HOLDINGS B.V.


                                      By: /s/ Don W. Schmitz
                                         ----------------------------------
                                         Title: Attorney-In-Fact



                                      PHARMACIA & UPJOHN, INC.


                                      By: /s/ Don W. Schmitz
                                         -----------------------------------
                                         Title: Vice President and Secretary

                                INDEX TO EXHIBITS


Exhibit No.                Exhibit
-----------                -------

99.1 Joint Filing Statement, dated February 26, 1999, between Pharmacia & Upjohn AB,
                           Pharmacia & Upjohn Holdings BV and Pharmacia
                           & Upjohn, Inc.

99.2                       Item 7 Information